Exhibit 99.1

Starwood Property Trust Expands Board of Directors with Appointment of Fred S. Ridley

- Increases Independent Board Members to Five -

GREENWICH, Conn., September 5, 2018 /PRNewswire / — Starwood Property Trust, Inc. (NYSE: STWD) (the “Company”) today announced that the Company has appointed Fred S. Ridley as an independent director to its Board of Directors, effective immediately. With the addition of Mr. Ridley, the Board expands to seven members, five of whom are independent.

“As we continue to grow our global platform, with a highly diverse asset base now in excess of $15 billion, we believe it is the right time to expand the Company’s Board to include an individual of Fred’s caliber and experience. Fred brings a wealth of legal and real estate knowledge to STWD and we are very pleased to have him join the Board,” commented Barry Sternlicht, Chairman and Chief Executive Officer of Starwood Property Trust.

“We believe that the contribution and dedication of our Board has been one of the keys to Starwood’s success and are committed to continuously enhancing our governance. With that, we are pleased to expand our Board and add additional perspective with a new independent director. As a nationally recognized leader in the field of real estate law, Fred is a very strong addition to our Board,” stated Richard D. Bronson, lead independent director.

“I am honored to have been asked to join Starwood Property Trust’s Board at such an exciting time. Starwood continues to expand and diversify its global multi-cylinder finance business, and I look forward to contributing to the Board’s work to create long term shareholder value,” stated Mr. Ridley.

Fred S. Ridley is a partner with Foley & Lardner LLP.  He is the former national chair of Foley’s Real Estate Practice, and a member of the Hospitality & Leisure (former co-chair), and Sports Industry Teams. Mr. Ridley also is a former member of the firm’s Management Committee. Mr. Ridley has over 35 years of experience in representing financial institutions and developers of single-family and multifamily real estate projects, including coordination of acquisition and financing issues, environmental and coastal permitting, and negotiations of entitlements with local and state governmental entities. He was recognized by Chambers USA: America’s Leading Business Lawyers (2004 — 2017) and has been selected for inclusion in the 2006 — 2017 Florida Super Lawyers lists. In 2006 — 2016, he was recognized by The Legal 500 in the area of real estate. Mr. Ridley has also been selected by his peers for inclusion in The Best Lawyers in America for his real estate work. Mr. Ridley received his J.D. degree from Stetson University College of Law and his undergraduate degree from the University of Florida.

About Starwood Property Trust, Inc.

Starwood Property Trust, Inc. (NYSE: STWD), an affiliate of global private investment firm Starwood Capital Group, is the largest commercial mortgage real estate investment trust in the United States. The Company’s core business focuses on originating, acquiring, financing and managing commercial mortgage loans and other commercial real estate debt and equity investments. With total capital deployed since inception of over $44 billion, Starwood Property Trust continues to solidify its position as one of the premier real estate finance companies in the country.

Contact:
Zachary Tanenbaum

Starwood Property Trust

Phone: 203-422-7788

Email: ztanenbaum@starwood.com